Exhibit 99.2

Elicio Therapeutics Announces Completion of Merger with Angion Biomedica

•	Shares of Elicio to commence trading on Nasdaq under the ticker symbol “ELTX” on June 2, 2023

•	First in human Phase 1 data on lead candidate ELI-002 to be presented at 2023 American Society of Clinical Oncology (ASCO)

BOSTON, June 1, 2023 -- Elicio Therapeutics (Nasdaq: ELTX), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced the closing of its previously announced merger with Angion Biomedica Corp. The combined company will operate under the name Elicio Therapeutics, and its shares will commence trading on a 1-10 reverse split adjusted basis on June 2, 2023, on the Nasdaq Global Market under the ticker symbol “ELTX”.

“Joining the Nasdaq stock exchange through the reverse merger with Angion marks a significant milestone in Elicio’s growth. We remain on track as we advance our proprietary lymph node-targeting Amphiphile (AMP) technology to develop cancer immunotherapies,” said Robert Connelly, Chief Executive Officer of Elicio. “Looking to the future, our focus is on developing ELI-002 as a treatment for mutant KRAS (mKRAS)-driven cancers. We are conducting clinical studies evaluating the 2-peptide and 7-peptide formulations of ELI-002 and are encouraged by the interim data that will be presented at ASCO, supporting ELI-002’s potential clinical utility in patients with high relapse risk pancreatic and colorectal cancers.”

Elicio will focus on the advancement of its clinical development program, ELI-002, a therapeutic cancer vaccine designed with Elicio’s proprietary lymph node-targeting AMP technology. ELI-002 is being evaluated in the AMPLIFY-201 Phase 1 trial (NCT04853017) and a Phase 1/2 study AMPLIFY-7P (NCT05726864) in patients with mKRAS-driven solid tumors.

The management team of Elicio has become the management team of the combined company, led by Robert Connelly as Chief Executive Officer. The board of directors is comprised of nine directors including Mr. Connelly and Angion’s former President and Chief Executive Officer, Jay Venkatesan, MD, MBA.  Following the reverse stock split and closing of the merger, there will be approximately 9.7 million shares of the combined company’s common stock outstanding on a fully-diluted basis, with prior Elicio shareholders owning approximately 65.2% and prior Angion shareholders owning 34.8%.

Oppenheimer & Co., Inc served as financial advisor and Cooley LLP provided legal counsel to Angion. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Goulston & Storrs PC provided legal counsel to Elicio.

About Elicio Therapeutics

Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile (AMP) immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants and vaccines for an array of aggressive cancers and infectious diseases.

Elicio began dosing subjects in AMPLIFY-201, its Phase 1 clinical trial in solid tumor subjects for its lead AMP vaccine, ELI-002 2P, targeting mKRAS-driven cancers, in October 2021 and began dosing subjects with the new formulation, ELI-002 7P, in April 2023. The AMP platform emerged from the laboratories of Darrell Irvine, Howard Hughes Investigator and Professor of Biomedical Engineering in the Koch Institute of Integrative Cancer Research at MIT.

About ELI-002

ELI-002 is a structurally novel investigational AMP therapeutic vaccine targeting mutant KRAS-driven cancers. KRAS mutations are among the most prevalent human cancers. The seven KRAS driver mutations targeted by ELI-002 7P formulation are present in 25% of all solid tumors. In particular, 93% of pancreatic ductal adenocarcinoma and 52% of colorectal cancers, those most prevalent in the AMPLIFY-201 study, are positive for KRAS mutations. In addition, 27% of non-small cell lung cancers are positive for KRAS mutations. ELI-002 is comprised of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified immune-stimulatory oligonucleotide CpG adjuvant. The AMP mKRAS peptides and AMP CpG are targeted to the lymph node where they can potentially enhance the action of key immune cells.

ELI-002 2P is currently being studied in a Phase 1 trial (AMPLIFY-201) in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy. A new formulation, ELI-002 7P, is currently being studied in AMPLIFY-7P, a Phase 1/2 trial in patients with high relapse risk mKRAS-driven solid tumors. The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations, thereby increasing the potential patient population for ELI-002 and potentially reducing the chance of bypass resistance mechanisms.

About the Amphiphile Platform

Our proprietary Amphiphile, or AMP, platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. We believe this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, we have observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. We believe our AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based upon preclinical studies.

Our AMP platform, originally developed at the Massachusetts Institute of Technology, or MIT, has broad potential across cancers, infectious diseases and other disease indications to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The Amphiphile platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the bloodstream, as it travels to lymphatic tissue. In preclinical models, we have observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials and data presentations and the potential of Elicio’s product candidates. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Angion and Elicio undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; Elicio’s ability to successfully collaborate with existing collaborators or enter into new collaborations, and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of Elicio’s product candidates; Elicio’s commercialization, marketing and manufacturing capabilities and strategy; Elicio’s ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Elicio’s competitors and our industry; the impact of government laws and regulations; Elicio’s ability to protect its intellectual property position; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing following the proposed transaction.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the merger, are more fully discussed in the proxy statement/prospectus/information statement that is included in the registration statement on Form S-4 (File No. 333-269741) that was filed with the SEC and Elicio’s periodic reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Media Contact

Gloria Gasaatura
LifeSci Communications
ggasaatura@lifescicomms.com
+1 646-970-4688

Investor Relations Contact

Heather DiVecchia
Elicio Therapeutics
IR@elicio.com
+1 857-209-0153